Exhibit 99.1

Pattern Energy Increases Annual

CAFD Per Share Growth Target to 12-15%

Agrees to acquire three wind facilities, adding 360MW or 22% to owned capacity

SAN FRANCISCO, California, April 6, 2015 – Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) (“Pattern Energy” or “the Company”), today announced it has increased its growth target for cash available for distribution (CAFD) per share to a compound annual growth rate (CAGR) of 12-15% for the next three years. Pattern Energy also today announced it has entered into definitive agreements to acquire three wind power facilities for a total combined equity purchase price of $372 million together with the assumption of $320 million in net debt and certain tax equity non-controlling interests.

Highlights

•	Company increases CAFD per share(1) growth target to a 12-15% CAGR for the next three years

•	Agrees to acquire three wind facilities, adding 360 MW – an increase of 22% – in owned capacity

•	The three facilities have long-term power sale contracts and best-in-class turbines

•	Acquisitions are immediately accretive, at attractive acquisition metrics of 11-12x purchase price multiple on run-rate CAFD(1) and 10-11x total acquisition price(2) multiple on run-rate Adjusted EBITDA(3)

•	Acquisitions to be funded with available cash and revolving credit facilities

•	Company provides update on Q1 2015 wind production, which is below the long-term average

Increased Growth Target

Pattern Energy has entered into agreements with Wind Capital Group, LLC (“WCG”) to acquire two operational wind power facilities. The Company has also agreed to acquire the K2 Wind facility from Pattern Energy Group LP (Pattern Development). Upon closing, the acquisition of these three wind power facilities will add 360 MW of owned capacity to Pattern Energy’s portfolio – an increase of 22% – growing the portfolio to 15 wind power facilities with a total owned interest of 1,996 MW. The acquisitions expand Pattern Energy’s operations into two new U.S. states, Kansas and Missouri, and increase the Company’s presence in Ontario.

“We are increasing our CAFD per share growth target to 12-15% due to several key factors that give us added confidence in achieving or exceeding our growth objectives, including today’s three acquisitions, advancement of our nearly 1,000 megawatts (MW) in identified ROFO projects and the expansion of our development pipeline, including visibility to more than 500 MW of projects that will be ready to be added to the identified ROFO list over the next 12 months,” said Mike Garland, President and CEO of Pattern Energy. “Growing our portfolio with three high-quality, fully-contracted power facilities immediately increases our cash flow, adds important scale to our growing portfolio and provides us with a strong platform to achieve strategic and corporate finance objectives. The Wind Capital Group transaction demonstrates our ability to seek out accretive third-party acquisitions of assets that are highly complementary to our fleet. The K2 Wind acquisition is another example of the deep value in our robust pipeline of projects from Pattern Development, which totals approximately 4,500 MW of potential future acquisitions.”

Pattern Energy’s list of identified ROFO projects with Pattern Development will be 887 MW after the completion of the purchase of K2 Wind. Pattern Development has recently significantly expanded its development pipeline to more than 4,500 MW, up from 3,000 MW. From the 4,500 MW pipeline, Pattern Energy anticipates adding significant new projects to the identified ROFO list in the coming year. Since its IPO, Pattern Energy has purchased 640 MW from Pattern Development.

Combined Acquisitions

Pattern Energy has entered into definitive agreements to acquire three wind power facilities for a total combined purchase price of $372 million together with the assumption of $320 million in net debt and certain tax equity non-controlling interests. The purchase price will be funded with available cash and Pattern Energy’s revolving credit facility and represents an 11-12x multiple on run-rate CAFD contribution from the facilities.

Post Rock Wind and Lost Creek Wind

Pattern Energy has entered into agreements with WCG to acquire two operational wind power facilities totaling 350 MW from WCG and its affiliates for a purchase price of $244 million plus assumed net debt of $102 million. The acquisition includes ownership interests in the 200 MW Post Rock Wind facility in Kansas, which uses 134 1.5 MW GE turbines and the 150 MW Lost Creek Wind facility in Missouri which uses 100 1.5 MW GE turbines. Pattern Energy expects to acquire a total combined owned interest of 270 MW in these two facilities.

Post Rock Wind and Lost Creek Wind, which have been operational for an average of approximately three years, are fully contracted under power purchase agreements with highly credit-worthy counterparties. The Post Rock Wind facility in Kansas has a long-term contract with Westar, which has a BBB+ credit rating. The Lost Creek Wind facility in Missouri has a long-term contract with Associated Electric Cooperative Incorporated, which has an AA credit rating. The average remaining life of the contracts is 17 years.

The WCG transactions are expected to close within 60-90 days, subject to receipt of certain regulatory approvals and satisfaction or waiver of other customary conditions.

K2 Wind

Pattern Energy also entered into an agreement to acquire an owned interest of 90 MW in the K2 Wind power facility from Pattern Development for a purchase price of $128 million plus assumed estimated proportionate debt at term conversion of $218 million U.S. dollar equivalent. Pattern Energy will hold a 33% equity interest in the facility, which is equally co-owned by Samsung Renewable Energy, Inc. and Capital Power LP. K2 Wind, a 270 MW project located in Ontario, Canada, is expected to reach commercial operation in the second quarter of 2015. The facility has a 20 year power purchase agreement with the Independent Electricity System Operator (IESO) and uses 140 2.3 MW Siemens turbines, the same turbines used at Pattern Energy’s operating facilities in Ontario.

The Conflicts Committee of the Board of Directors of Pattern Energy, which is comprised entirely of independent directors, reviewed and recommended the terms of the K2 Wind acquisition to the Board. The Committee was advised on financial matters by Evercore Group L.L.C., which also provided fairness opinion, and on legal matters by Davis Polk & Wardwell LLP.

First Quarter Production

According to Vaisala, a globally-recognized environmental measurement company with meteorological expertise, average wind conditions across the western United States and Texas were 20% or more below normal for the first quarter of 2015. The low production is primarily the result of unusual weather conditions brought on by particular features of the current El Niño weather pattern over the Pacific Ocean. Meteorologists also attribute the abnormal wind conditions to the above average winter temperatures in these areas partly caused by the El Niño weather. Vaisala stated that the observed weather pattern is nothing unusual or outside of the range of the expected after their review of long term global datasets.

Consistent with Vaisala’s observations, Pattern Energy’s Q1 2015 production at its wind power facilities in the western U.S. and Texas have been adversely affected by the El Niño weather, resulting in a reduction in expected production of approximately 5% of the Company’s total annual expected production.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of 15 wind power facilities, including three projects it has agreed to acquire, with a total owned interest of 1,996 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding annual CAFD per share growth, the ability to close each of the WCG and K2 Wind transactions, the immediate accretiveness of the acquisitions, the ability to add additional projects to the identified ROFO list over the next 12 months, the ability of the acquisitions to provide us a platform to achieve strategic and corporate finance objectives, the ability of Pattern Development pipeline projects to be potentially acquired in the future, the ability of Pattern Energy to unwind the tax partnership of Lost Creek Wind after three years, the ability to receive regulatory approvals for, and the anticipated closing date of, the WCG transactions, the expected commercial operation date of K2 Wind, and the expected production reduction of total annual expected production and the potential duration of such reduction as a result of current wind conditions. These forward-looking statements represent Pattern Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or Pattern Energy’s actual results to differ materially from those contained in any forward-looking statement.

(1)	These forward looking measures of run-rate CAFD and CAFD per share growth are non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort. A description of the adjustments to determine CAFD can be found on page 74 of Pattern Energy’s 2014 Annual Report on Form 10-K.
(2)	Total acquisition price is the consideration paid to the sellers plus the proportionate share of assumed debt of K2 Wind, the estimated net third party debt of Lost Creek Wind and the estimated fair value of the tax equity.
(3)	This forward looking measure of run-rate Adjusted EBITDA is a non-GAAP measure that cannot be reconciled to net income as the most directly comparable GAAP financial measure without unreasonable effort. A description of the adjustments to determine Adjusted EBITDA can be found on page 73 of Pattern Energy’s 2014 Annual Report on Form 10-K.

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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall (416) 526-1563 ross.marshall@loderockadvisors.com

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